Exhibit 4.16

                            CONSULTING AGREEMENT

       THIS CONSULTING AGREEMENT is dated as of January 1, 2002 by and among PARALEX, INC., (the "Corporation") a Delaware corporation having a place of business at 787 Seventh Avenue, 48th Floor, New York, NY 10019 and CARDIOSCIENCES CONSULTING, INC., a Maryland corporation having a place of business at 1014 Westwicke Lane, Lutherville, MD 21093 ("Cardiosciences", and together with the Corporation, the "Parties").

                  RECITALS

   WHEREAS, the Corporation wishes to avail itself of the "Services" (as defined herein) of Eduardo Marban, M.D., Ph.D. ("Dr. Marban"); and

   WHEREAS, Cardiosciences hereby represents to the Corporation that it has the sole and exclusive right to provide the Services of Dr. Marban to third parties, including the Corporation; and

   WHEREAS, the Corporation desires to retain Cardiosciences for the purpose of having Cardiosciences provide the Services of Dr. Marban to the Corporation; and

   WHEREAS, Cardiosciences has agreed to cause Dr. Marban to render such services on behalf of the Corporation, upon the terms and subject to the conditions hereinafter set forth; and

   WHEREAS, Dr. Marban has consented to provide such Services, through Cardiosciences, on behalf of the Corporation, upon the terms and subject to the conditions hereinafter set forth.

   NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

   l.   Services. Cardiosciences agrees to arrange for and shall cause Dr.
        --------
Marban, and only Dr. Marban (unless agreed, in writing, between the parties hereto) to be available to the Corporation to perform the Services described in Appendix A under the terms and conditions hereinafter set forth for and on behalf of the Corporation, all as described herein (the "Services"). Cardiosciences shall cause, and Dr. Marban by signing below where indicated has agreed, to render the Services for a period of time each year as may be reasonably required by the Company to meet its technical, scientific, and financial objectives, but in no case shall such period of time exceed twelve
(12) days in any one year. Such Services shall be rendered at a site in Baltimore, Maryland, or such other site agreed to by the Parties ("Consulting Site"). Such Services shall be subject to the overall direction and control of the Corporation.

   2.   Term and Termination. This Consulting Agreement shall be effective as of
        ---------------------
the date hereof and shall continue thereafter for a period of four (4) consecutive years (the "Term"). This Consulting Agreement shall automatically terminate and be of no further force or effect if, during the Term, Dr. Marban is no longer available to render and is not rendering the Services required hereunder to the Corporation by reason of (a) his employment or other obligations to Johns Hopkins University ("JHU"); (b) his physical or mental

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disability (defined to mean his inability to perform the functions required of him hereunder as determined in good faith by the Corporation after consulting with experts of its choice); or (c) his death. The Corporation shall also have the right to terminate the retention of Cardiosciences hereunder for "Cause," in which event Cardiosciences shall only be entitled to the consulting fees earned hereunder through the date of termination. "Cause" shall mean, in the sole good faith judgment of the Board of Directors of the Corporation, any actions taken or omitted to be taken by Dr. Marban in bad faith, acts of dishonesty, fraud, breach of the material terms of this Consulting Agreement, conviction of Dr. Marban of any felony, or of any misdemeanor reasonably determined by the Company to involve moral turpitude and therefore negatively affecting the Company's reputation, or breach of fiduciary duty to the Corporation, whether or not materially injurious to the Corporation.

   3.   Compensation. As full compensation for the performance of the Services
        ------------
and Cardiosciences agreements hereunder, the Corporation shall pay to Cardiosciences, and Cardiosciences shall be solely and exclusively responsible for paying Dr. Marban for the performance of such Services, a consulting fee of One Hundred Thousand Dollars ($100,000) per annum payable in equal quarterly installments, in advance, of Twenty-Five Thousand Dollars ($25,000) each. In addition, Cardiosciences shall be reimbursed for reasonable and necessary travel expenses (including meals and lodging expenses) incurred by Dr. Marban at the Corporation's prior request in performing the Services at locations other than the Consulting Site. Coach class shall be used for flights of two hours or less. Reimbursement for expenses set forth in this Section 3 shall be made to Cardiosciences on behalf of Dr. Marban within fifteen (15) days of receipt by the Corporation of invoices and receipts substantiating such expenditures and detailing the Services provided. Dr. Marban acknowledges that payment of sums due by the Corporation to Cardiosciences relieves the Corporation of any obligation to him. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the thirtieth (30th) day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by the Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued.

   4.   Nature of Engagement; Taxes. The Parties acknowledge and agree that
        ----------------------------
Cardiosciences is entering into this Consulting Agreement as an independent contractor and that this Consulting Agreement does not create and shall not be construed to create a relationship of principal and agent, joint venture, co-partners, employer and employee, master and servant or any similar relationship between the Corporation and Cardiosciences or between Corporation and Dr. Marban or any person performing Services hereunder on behalf of or at the request or direction of Cardiosciences. Cardiosciences shall have sole responsibility for, and the Corporation shall have no responsibility or liability with respect to, employee benefits that the Corporation may normally extend to its employees, and the Corporation will not withhold any taxes from the compensation paid to Cardiosciences with respect to the Services performed by Dr. Marban.

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   Cardiosciences further agrees to indemnify and hold the Corporation harmless from and against any and all costs, damages and losses that the Corporation may incur or suffer arising out of or in connection with any claim brought by federal, state or local taxing authority with regard to Cardiosciences' failure to withhold or pay required taxes, for failure to file required forms with regard to compensation paid to Cardiosciences with respect to the Services performed by Dr. Marban for the Corporation, and compensation paid by Cardiosciences to Dr. Marban pursuant to this Consulting Agreement.

   The manner in which Dr. Marban renders Services will be within his sole control and discretion, subject to the provisions of Section 1 hereof. Neither Dr. Marban nor Cardiosciences (including, without limitation, all persons performing Services on behalf of or at the request or direction of such parties) shall have an expressed or implied right or authority to incur any liability, or to make any decision or to create any binding obligation, on behalf of the Corporation. The parties hereto agree that Cardiosciences directly, and Dr. Marban indirectly, are being retained and shall perform as "Independent Contractors" and shall not be employees of the Corporation.

   5.   Due Organization; No Conflicting Obligations.   (a) Cardiosciences
        --------------------------------------------
represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) is duly qualified to do business in all states in which it is required to do so (including, without limitation, performance of the Services hereunder), (iii) has full power and authority to conduct its business and to enter into this Consulting Agreement and perform its obligations hereunder, (iv) the execution, delivery and performance of this Consulting Agreement will not (x) violate any rule, regulation, statute, order or judgment affecting Cardiosciences and/or Dr. Marban (y) breach or contravene the terms of any agreement, contract, understanding or obligation of Cardiosciences or Dr. Marban (z) violate the Certificate of Incorporation, Bylaws or other legal instruments affecting Cardiosciences or Dr. Marban, or (xx) create any lien, claim or encumbrance upon or which affects Cardiosciences or Dr. Marban.

      (b) Except for Dr. Marban's obligations to JHU, neither Cardiosciences nor Dr. Marban are under any express or implied obligation to any third party, or subject to any covenant, instrument, agreement or other document (including, without limitation, Cardiosciences' organizational documents), which in any way conflicts with or affects any of its respective obligations under this Consulting Agreement and Cardiosciences and Dr. Marban have obtained the consent of all third parties to enter into and perform this Consulting Agreement. Except for Dr. Marban's obligation to JHU, Cardiosciences and Dr. Marban agree that during the Term of this Consulting Agreement (or any extension period) it will not enter into any other consulting relationship which would conflict with any of its respective obligations under this Consulting Agreement.

   6.   Confidentiality. Cardiosciences and Dr. Marban agree to maintain in
        ---------------
confidence all information and materials provided by, or obtained from or through, Corporation, including, without limitation, all information regarding drugs; pharmaceuticals; gene manipulations and or therapy; products, compounds and compositions resulting from chemical, DNA, genetic engineering or other methods; potential new uses of existing drugs, compounds or compositions;

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medical devices; and all financial information, computer software and documentation; and other information relating to the business of Corporation (collectively, the "Confidential Information"). Neither Cardiosciences nor Dr. Marban shall publish, use or disclose Confidential Information learned, developed or acquired as a result of Services performed under this Consulting Agreement without the Corporation's prior written consent. Confidential information shall not include information that both Cardiosciences and Dr. Marban can affirmatively demonstrate (i) was rightfully in Cardiosciences or Dr. Marban's possession without any obligation of confidentiality prior to disclosure by or through Corporation; (ii) lawfully becomes part of the public knowledge, literature or generally available to the public through no act of Cardiosciences or Dr. Marban; or (iii) is obtained from any third party, provided that neither Cardiosciences nor Dr. Marban was aware that any such third party did not obtain such information from Corporation or obtain such information in confidence. Cardiosciences and Dr. Marban shall protect the Confidential Information as they would protect their own confidential information and shall take all reasonable steps to prevent the unauthorized disclosure, dissemination, or publication of the Confidential Information.

   In the event that Cardiosciences or Dr. Marban is requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose all or any part of any Confidential Information, Cardiosciences or Dr. Marban will provide the Corporation with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirement, so that the Corporation may seek an appropriate protective order or waive compliance with the provisions of this Consulting Agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Cardiosciences or Dr. Marban is, in the opinion of counsel , legally compelled to disclose Confidential Information, Cardiosciences or Dr. Marban may disclose that portion of such information which counsel advises Cardiosciences or Dr. Marban that it is legally compelled to disclose. In any event, Cardiosciences or Dr. Marban, at the sole expense of the Corporation, will use their best efforts to assist the Corporation to obtain, and will not oppose action by the Corporation to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such information.

   All data, records, analyses, reports and material prepared or compiled by Cardiosciences and Dr. Marban or furnished to them as a direct result of performing services under this Consulting Agreement during the Term hereof shall be the sole and exclusive property of Corporation, and all of such data, records, analyses, reports and materials, and all copies thereof, shall be delivered to Corporation at its request or on the termination of this Consulting Agreement.

   The parties acknowledge that Cardiosciences and Dr. Marban's other affiliations also contain or require certain obligations of confidentiality. In discharging their duties relative to Confidential Information, Cardiosciences and Dr. Marban shall advise Corporation in writing when and if an actual or potential conflict with such other obligations arise. If such conflict with Marban's obligations to JHU cannot be resolved through good faith cooperation,

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Cardiosciences and Dr. Marban are expressly excused from performing any services hereunder that would result in a breach or potential breach of confidentiality obligations owed to another entity.

   (b) Notwithstanding any other provision of this Consulting Agreement, nothing herein is intended or shall be interpreted as (i) granting or creating any right or license in or to Cardiosciences or Dr. Marban with respect to any patent rights, copyright rights, trademarks or other intellectual property rights owned or controlled by the Corporation, except as necessary to perform the Services, or (ii) waiving or relinquishing any rights that the Corporation may have with respect to trade secrets, know how, patent, copyright or trademark infringement.

   (c) The Parties expressly agree that each and every employee, agent and representative of Cardiosciences engaged in performing Services hereunder shall be advised of, be subject to, and be bound by, the obligations and restrictions relating to use and disclosure of Confidential Information set forth in this
Section 6, and Cardiosciences shall assume full responsibility and liability for any breach of such obligations and restrictions by any such employee, agent or representative. Cardiosciences further agrees that if so requested by the Corporation, it will cause its employees, agents and representatives engaged in performing the Services to execute separate confidentiality agreements with the Corporation in such form as the Corporation shall provide. Cardiosciences shall not engage faculty members (other than Dr. Marban), staff, or employees of JHU for purposes of assisting in the performance of Services hereunder.

   (d) In the event of a breach or threatened breach of any of the provisions set forth in this Section, the Corporation shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance and injunctive relief against Cardiosciences and/or any and all persons acting directly or indirectly on behalf or under the direction of Cardiosciences, to prevent or restrain any such breach. Accordingly, Cardiosciences and Marban acknowledge that, in the event of a breach or threatened breach of this Consulting Agreement by them, the Corporation may have no adequate remedy at law, and that the Corporation shall be entitled to move before a court of law, without bond, for preliminary and permanent equitable relief enjoining such
------------
breach and requiring such prophylactic or remedial acts or conduct as the Court deems necessary or appropriate to fully protect the Corporation. Nothing in this provision shall effect a waiver of any other rights of the Corporation.

   7.   Ownership of Materials.   All data, results, ideas, discoveries,
        ----------------------
inventions, reports and other works of authorship, whether or not patentable or subject to copyright, which may be made, written or conceived by Cardiosciences (including Dr. Marban and all persons performing Services on behalf of Cardiosciences) as a direct result of performing the Services hereunder, in whole or in part and whether alone or in conjunction with others (collectively, "Inventions/Works"), and all rights, title and interests in and to such Inventions/Works throughout the world, are hereby assigned to the Corporation and shall become the sole and exclusive property of the Corporation or its nominee. Cardiosciences and Dr. Marban will promptly disclose in writing all such Inventions/Works to the Corporation, and the Corporation shall have full power and authority to file and prosecute patent applications and copyright registrations throughout the world thereon and to procure and maintain patents and copyrights thereon. Cardiosciences and Dr. Marban shall, at the

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Corporation's request and expense, execute applications, assignments, instruments, and other documents, and perform such acts, as its counsel may deem necessary or advisable to confirm and vest in the Corporation all right, title and interest throughout the world in and to such Inventions/Works and in and to all patent applications, patents, copyrights and other intellectual property rights thereon, and to enable and assist the Corporation in procuring, maintaining, enforcing and defending patents, petty patents, patent applications, copyrights and other applicable statutory protection throughout the world thereon. Unless and until covered by letters patent or otherwise disclosed to the public by the Corporation, Cardiosciences and Dr. Marban will treat all such Inventions/Works as Confidential Information hereunder. Without limiting the rights of the Corporation or the obligations of Cardiosciences and Dr. Marban set forth in this Section 7, it is understood that if, with respect to any particular Invention/Work, Cardiosciences and Dr. Marban desire to be granted or assigned any right or interest therein, they shall request the consent of the Corporation to such grant or assignment in a writing setting forth a specific description of such Invention/Work and describing their proposed use and/or disclosure thereof, and the Corporation may, in its discretion, consent thereto, such consent to be in writing. By way of illustration, but not limitation, "Invention/ Work" includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation or its affiliates' employees and/or consultant (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

   It is further understood and agreed that the Corporation will have the royalty-free and unrestricted right to use, disclose and assign to third parties any and all unpatented information, know-how, inventions, discoveries, and ideas disclosed to the Corporation by Cardiosciences and Dr. Marban in the course of the performance of Services hereunder, without any liability or obligation to Cardiosciences or Dr-Marban.

   Cardiosciences and Dr. Marban warrant and represent to Corporation that none of their other affiliations require, to any degree or under any conditions, that they assign their rights to any discoveries, inventions or developments created or obtained under this Consulting Agreement to any persons or entities except as set forth on Schedule 7.0 attached hereto. Cardiosciences and Dr. Marban agree that any inventions, improvements, processes, designs, materials, products, developments or discoveries (whether or not subject to patent, copyright or trademark protection) (all of the foregoing being hereinafter referred to as "Intangible Property") that they may conceive, make, invent, develop, suggest or reduce to practice (whether individually or jointly with any other person or persons), using the funds, materials, information or facilities of the Corporation in pursuit of specific projects delegated to them by the Corporation, shall be the sole, exclusive and absolute property of the Corporation. They agree to notify the Corporation of any additional collaborators on any such inventions, improvements, processes, designs, materials, products, developments or discoveries projects prior to engaging or contracting such individuals. They will ensure that their obligations under any other affiliation do not extend to intellectual property rightfully owned by

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Corporation. They will assist Corporation in obtaining legal protection for such intellectual property as part of their duties and responsibilities hereunder, at the sole expense of the Corporation, and will execute such documents as reasonably necessary to secure such protection and confirm ownership in Corporation.

   Corporation and Cardiosciences (and Dr. Marban) agree that Cardiosciences (and Dr. Marban) will report any invention resulting from the consulting services provided under this Agreement to JHU for its review and records, and Corporation agrees to cooperate with Cardiosciences' and Dr. Marban's reporting obligations. Cardiosciences or Dr. Marban shall complete and submit a Report of Invention (ROI) to JHU's Office of Technology Licensing for (i) any invention that Cardiosciences or Dr. Marban assigns to Corporation under the terms of this Consulting Agreement, with the ROI to be submitted within ten (10) business days of such assignment and (ii) any patent application (including provisional patent applications) filed by company on which Cardiosciences of Dr. Marban is named as an inventor, with the ROI to be submitted sixty (60) days prior to the patent filing.

   8.   No Publication Without Consent.  Cardiosciences and Dr. Marban may not
        -------------------------------
publish, exhibit or lecture on matters directly relating to the Services hereunder, unless they first obtain the Corporation's prior written consent thereto, such consent not to be unreasonably withheld, and the manuscript, paper, exhibit or speech shall have been approved by the Corporation. The Corporation specifically reserves the right to reproduce, disseminate and use for any purpose all or part of any paper written utilizing data generated pursuant to this Consulting Agreement and any such manuscript or paper shall be treated as an Invention/Work under Section 7 hereof. Accordingly, in the event Cardiosciences or Dr. Marban desire, individually or as a group, to publish or disclose, by written, oral or other presentation, relating to Paralex's know-how, patent rights, licenses, sublicenses, the Services, intellectual property, or any material information related thereto, then Cardiosciences or Dr. Marban shall notify the Corporation in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty (60) days before any written or other publication or disclosure. Cardiosciences and Dr. Marban shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Corporation may request that Cardiosciences and Dr. Marban, no later than forty-five (45) days following the receipt of such notice, delay such presentation, publication or disclosure in order to enable the Corporation to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such request to delay such presentation, publication or disclosure, Cardiosciences and Dr. Marban shall arrange for a delay of such presentation, publication or disclosure until such time as the Corporation has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Corporation. This section shall in no way limit Dr. Marban's ability to publish the results of his academic research.

   9.   Assumption of Risk; Indemnification. Cardiosciences and Dr. Marban
        -----------------------------------
assume all risk and liability for loss of, or damage to, their property, and for

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personal injury, sickness and/or disease, including death, that may be sustained by any of their employees, agents, representatives or any other persons acting directly or indirectly at the request or direction of them (collectively, the "Consultant Related Parties"), arising out of or in connection with their presence on the Corporation's property, use of the Corporation's facilities, materials, equipment or resources, and/or performance of the Services hereunder, unless caused by the Corporation's gross negligence or the gross negligence of the Corporation's employees, agents or contractors. Each of Cardiosciences and Dr. Marban hereby releases, waives and forever discharges the Corporation, its subsidiary and affiliated companies, and their respective officers, directors, agents, representatives and employees (collectively, "the Corporation Related Parties"), and agree to indemnify and hold harmless the Corporation and all the Corporation Related Parties, from and against any and all claims, causes of action, costs, losses, liabilities, expenses (including reasonable attorneys' fees) and damages (collectively, "Liabilities") that may be sustained or brought, as the case may be, by Cardiosciences or Dr. Marban or the Consultant Related Parties, or that may otherwise arise out of, or relate to, the performance of the Services including, without limitation, access to or use of the Corporation's facilities, resources, material or equipment, other than liabilities directly and solely resulting from the Corporation's willful disregard or gross negligence of their (including the Consultant Related Parties') safety and welfare.

   10.   Compliance with Law, Policies and Procedures. Cardiosciences and Dr.
         ---------------------------------------------
Marban agree, on behalf of themselves and all persons performing Services on their behalf or at their request or direction, to observe the Corporation's business hours, as well as the Corporation's rules, policies and security procedures concerning conduct and the health, safety and protection of persons and property, while working on the Corporation's premises. They will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the performance of Services hereunder.

   11.   Non-Solicitation of Employees. During the Term of this Consulting
         ------------------------------
Agreement and for a period of one (1) year thereafter, neither Cardiosciences nor Dr. Marban will directly or indirectly: (i) employ, hire, or cause to be employed or hired, any person who is then employed by the Corporation or was so employed within six (6) months prior thereto or a member of the Company's Scientific Advisory Board; or (ii) cause, invite, solicit, entice or induce any such person to terminate his employment with the Corporation.

   12.   Non-Competition. During the term of this Consulting Agreement and for a
         ---------------
period of three years thereafter, neither Cardiosciences nor Dr. Marban shall, without the prior written consent of the Corporation, either directly or indirectly through any other person, firm or corporation, engage or participate in, or render consulting services in the "Licensed Field" as that term is defined by the Exclusive Agreement between Johns Hopkins University and the Corporation, a copy of which is attached as Appendix 1. Neither Cardiosciences nor Dr. Marban shall be encumbered from consulting in areas outside the "Licensed Field", subject to the prevailing guidelines for consulting as set forth by Johns Hopkins University, if applicable. Notwithstanding the foregoing, Dr. Marban and Cardiosciences shall provide the Corporation with i) the identity of other companies, universities, corporations or other entities that have engaged Dr. Marban and Cardiosciences as consults; ii) a brief description of the consulting duties, obligations, and services to be performed for such other

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entities; and iii) a brief description of the scientific technology and "field of use" relating to such consulting services. Such descriptions will be attached hereto as Appendix 12 and shall be amended by Cardiosciences and Dr. Marban, from time to time, as applicable, but in no case later than the execution of this agreement (regarding current consulting obligations) or within 10 days of execution of future consulting agreements with other entities.

   13. Injunctive and Other Equitable Relief. Cardiosciences and Dr. Marban
       --------------------------------------
acknowledge that, in the event of a breach of any of the provisions of this Consulting Agreement, the Corporation would sustain great and irreparable injury and damage. Therefore, in addition to any other remedies which the Corporation may have under this Consulting Agreement or otherwise, the Corporation shall be entitled to, without the posting of bond, the remedies of-injunction, specific performance and other equitable relief for a breach or threatened breach by any of the provisions of this Consulting Agreement. This Article 12 shall not, however, be construed as a waiver of any of the rights which the Corporation may have for damages or otherwise.

   14.   Insider Trading, Etc. Cardiosciences and Dr. Marban recognize that
         ---------------------
in the course of his duties hereunder, Cardiosciences and Dr. Marban may receive from the Corporation or others information which may be considered "material, non-public information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. The Corporation, however, will use reasonable efforts to provide Dr. Marban or Cardiosciences with such material non-public information only on a "as-needed" basis. Not withstanding the foregoing, Cardiosciences and Dr. Marban agree that they will not, without the prior written consent of the Corporation (which shall not be unreasonably withheld and shall be granted or denied upon standards no more restrictive than applied to other non-executive officer and non-employee consultants and to members of the Board of Directors and Scientific Advisory Board), perform any of the following:

      (a) purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell "short" or "short against the box" (as such terms are generally understood in the securities markets), or otherwise dispose of or acquire any securities of the Corporation or options or other derivative securities in respect of such securities while in possession of relevant material, non-public information received from the Corporation or others in connection herewith;\

      (b) provide the Corporation with information with respect to any public company that may be considered material, non-public information; and

      (c) provide any person with material, non-public information, received from the Corporation, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to the Corporation which is the subject of such information or (ii) otherwise directly or indirectly benefit from such information.

   In addition, Cardiosciences and Dr. Marban, if and to the extent that all executive officers and consultants are so bound, also agree (i) (other than upon the exercise of any stock options that have been previously granted to him or with the consent of the Corporation) also agree (i) not to acquire, or agree to acquire directly or indirectly, by purchase, tender offer or otherwise, any

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assets, voting securities or indirect rights, options, warrants to acquire any assets or voting securities of the Corporation, and not to solicit or assist any other person or entity in doing any of the same; (ii) announce or publicly propose any extraordinary transaction involving the Corporation or any voting securities or assets of the Corporation; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of proxies to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek, to advise or influence any person or entity with respect to the voting of any voting securities of the Corporation; or (iv) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, except, in each case, with the prior written consent of the Corporation.

   15.   Assignment. This Consulting Agreement may not be assigned by either
         ----------
Party, and no obligation owed or performed by either Party hereunder may be delegated, without the prior written consent of the other Party. Any attempted assignment or delegation by either Party without any such requisite prior written consent of the other Party shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Corporation may assign or transfer this Consulting Agreement in conjunction with the sale of substantially all of its assets.

   16.   Notice. All notices requests, consents or other communications
         -------
given by either party hereto shall be in writing and shall be deemed duly given if personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the other party at its addresses set forth below or at such other addresses as such other Party may hereafter designate in the manner herein provided.

      (a)   If to Consultant:
                  CARDIOSCIENCES CONSULTING, INC.
                  1014 Westwicke Lane
                  Lutherville, MD 21093

            With a copy to:
                  Dr. Eduardo Marban

      (b)   If to the Corporation:
                  PARALEX, INC.
                  787 7th Avenue, 48th Floor
                  New York, N. Y. 10019
                  Attn: David M. Tanen

      (c)   With a copy to:
                  Stephen M. Fields, Esq.
                  c/o McCarter & English LLP
                  300 Park Avenue
                  New York, N. Y. 10022

   17.   Entire Agreement; Amendments. This Consulting Agreement represents
         ----------------------------
the entire understanding and agreement between the Parties hereto with respect

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Page 11

to the subject matter hereof and supersedes all prior negotiations, representations and agreements made by and between such parties. No alternation, amendment or modification of any of the terms or provisions of this Consulting Agreement shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereto.

   18.   Governing Law. This Consulting Agreement shall be governed by, and
         --------------
constructed and enforced in accordance with the laws of the State of New York.

   19.   Mandatory Arbitration. The Corporation, Cardiosciences and Dr.
         ---------------------
Marban hereby agree that any dispute which may arise between them out of or in connection with this Consulting Agreement, its construction, interpretation, effect, performance or nonperformance, or the consequences thereof (provided that such dispute involves only the Corporation, Cardiosciences, Dr,. Marban and any other person or entity similarly so bound to arbitrate), shall be resolved pursuant to the Commercial Arbitration Rules of the American Arbitration Association. All arbitration proceedings shall be held in New York, New York. The terms of this Paragraph 19 shall not be deemed to limit or waive any of the Corporation's rights pursuant to Paragraph 13 hereof (provided that the decision of any subsequent arbitration proceeding shall be determinative as to whether any injunction is appropriate).

   20.   Paragraph Headings. The paragraph headings contained in this
         -------------------
Consulting Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Consulting Agreement.

   21.   Severability; Reformation.   If at any time subsequent to the date
         --------------------------
hereof any provisions of this Consulting Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability of such provisions shall have no effect upon and shall not impair the enforceability to any provisions of this Consulting Agreement. Furthermore, if any provision of this Consulting Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

   22.   Relationship with JHU. (a) The parties hereto acknowledge that JHU is
         ----------------------
not a party to this Consulting Agreement which is a private contract between and among Cardiosciences, Dr. Marban and the Corporation. Accordingly, JHU is not intended to be nor is it a third party beneficiary hereof.

      (b) The Corporation, Cardiosciences and Dr. Marban recognize that Dr. Marban's primary duty as a full-time JHU faculty member is to JHU. The Corporation and Cardiosciences agree that JHU's polices and Dr. Marban's obligation to JHU shall govern and be afforded primacy in the event a conflict arises with this Consulting Agreement.

      (c) With the limited exception of citing Dr. Marban's faculty title (subject to the conditions outlined below), the Corporation and its affiliates will not use the names, likenesses, or logos of the Johns Hopkins University , any of its Schools or Divisions, or the Johns Hopkins Hospital and Health System in any of their fund-raising or investment documents, general publications, advertisements, or marketing and promotional materials (hereinafter

"Materials"). If the Corporation cites Dr. Marban's title and affiliation with JHU in its Materials, it agrees to include the following statement in such Materials as a parenthetical comment next to the consultant's name, title, and affiliation: "Participation by Dr. Marban as a consultant does not constitute or imply endorsement by The Johns Hopkins University, The Johns Hopkins Hospital, or The Johns Hopkins Health System." A request for permission to otherwise or more fully describe Dr. Marban's relationship with the Corporation must be submitted to the School of Medicine's Conflict of Interest Review Coordinator, who, In appropriate circumstances, will have it reviewed by the School of Medicine's Office of Public Affairs.

      (d) The Corporation recognizes that Dr. Marban, is an employee of Johns Hopkins University ("JHU") and is bound to certain policies of JHU with respect to JHU's property.

      (e) The Corporation recognizes that Dr. Marban, as an employee of JHU, is subject to the Invention Policy of JHU, a copy of which has been provided to the Corporation.

   IN WITNESS WHEREOF, the parties have executed, or have caused their duly authorized representatives to execute, this Consulting Agreement as of the date and year first above written.

                                      PARALEX, INC.

                                      By:  /s/ Mark Rogers
                                         ---------------------------------------
                                      Name: Mark Rogers, M.D. Title: Chairman

                                      CARDIOSCIENCES CONSULTING, INC.

                                      By:  /s/ Eduardo Marban
                                         ---------------------------------------
                                      Name: Eduardo Marban, M.D., Ph.D.
                                      Title: President

AGREED AND CONSENTED
AS HIS INTEREST MAY APPEAR

By:  /s/ Eduardo Marban
---------------------------------------
Name: Eduardo Marban, M.D., Ph.D.

                                     Appendix A

                              DESCRIPTION OF SERVICES
                              -----------------------

As consultant, Dr. Eduardo Marban, President/CEO of CardioSciences Consulting Inc., will serve as a member of the Corporation's Scientific Advisory Board.

In addition, the Marban agrees to advise the Corporation with regard to:

   1)   Therapeutic applications of xanthine oxidase inhibitors in humans;

   2) Therapeutic applications of xanthine oxidase inhibitors in veterinary practice;

   3) Design of cardiovascular clinical trials involving xanthine oxidase inhibitors, including but not limited to heart failure and cardiogenic shock;

   4) Identification and recruitment of additional consultants and/or contractors, as required;

   5)   Marketing, financial and regulatory support as related to items 1-3.

Marban agrees to undertake, on a best-efforts basis, such consultative and advisory services as the Company shall reasonably request in connection with the Company's business. In his role as consultant to the Corporation,. Marban will report directly to the Chief Executive Officer of the Corporation.

Marban hereby also agrees to serve as a member of the Corporation's Scientific Advisory Board (the "SAB"). As a member of the SAB, Marban agrees to meet at least semi-annually to advise the Corporation of advances in his field of expertise, and to consult with the Corporation, assessing the feasibility of research and development programs under consideration by the Corporation and offering guidance for current and future research and clinical applications of the Corporation's technology. In addition to SAB meetings, Marban further agrees to meet individually and in groups as called upon from time to time to review and advise the Corporation on its research, development and commercialization of its technology and to consult at reasonable times and upon reasonable prior notice with the Corporation and the Corporation's management, agents, employees and other Scientific Advisors on projects.

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